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                                                                                                                        EXHIBIT 12

                                                          SOLUTIA INC.

                                       COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                     (DOLLARS IN MILLIONS)

                                                         2002             2003            2004             2005            2006
                                                    -------------    -------------   --------------   -------------   --------------
Income (loss) from continuing operations,
   before income taxes and equity
   earnings (loss) from affiliates (1) ...........           (28)            (419)            (360)            (77)             (67)

Add:
      Fixed charges...............................            98              131              125              95              114
      Amortization of capitalized interest........             7                6                7               5                4
      Dividends from affiliated companies.........            25                -                -               -               25

Less:

      Interest capitalized........................            (1)              (1)              (3)             (3)              (4)
                                                    -------------    -------------   --------------   -------------   --------------
         Income as adjusted.......................           101             (283)            (231)             20               72
                                                    =============    =============   ==============   =============   ==============

Fixed charges

      Interest expensed and capitalized...........            85              121              116              87              108
      Estimate of interest within rental
         expense..................................            13               10                9               8                6
                                                    -------------    -------------   --------------   -------------   --------------
            Fixed charges.........................            98              131              125              95              114
                                                    =============    =============   ==============   =============   ==============

Ratio of Earnings to Fixed Charges (2)............          1.03            (2.16)           (1.86)           0.21             0.63

(1) Includes restructuring charges and other (gains)/charges of $(1) million for the year ended December 31, 2006, $15 million for the year ended December 31, 2005, $97 million for the year ended December 31, 2004, $238 million for the year ended December 31, 2003, and $17 million for the year ended December 31, 2002.

(2) Earnings for the years ended December 31, 2006, 2005, 2004, and 2003, would have to be $42 million, $75 million, $356 million, and $414 million higher, respectively, in order to achieve a one-to-one ratio.
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